Exhibit 2.01

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 28, 2023, by and among XTANT MEDICAL HOLDINGS, INC., a Delaware corporation (“Buyer”), SURGALIGN SPV, INC. (the “Company”), a Delaware corporation and wholly owned subsidiary of SURGALIGN SPINE TECHNOLOGIES, INC., a Delaware corporation (“Seller”), Seller and SURGALIGN HOLDINGS, INC., a Delaware corporation (“Parent”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Exhibit A.

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding shares of Common Stock of the Company, which shares (“Shares”) constitute all of the outstanding equity of the Company;

WHEREAS, prior to the date hereof, Seller and its Affiliates transferred and assigned to the Company, certain assets and rights related to the Coflex Business (the “Pre-Closing Transfers”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.01 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens, all right, title and interest in and to all of the Shares owned by Seller.

1.02 Purchase Price.

(a) The aggregate purchase price for the Shares (the “Purchase Price”) is equal to Seventeen Million Dollars $17,000,000.

(b) The Purchase Price shall be paid by Buyer to Seller at the Closing in accordance with Section 2.02(a).

(c) Unless otherwise stated herein, all monetary values within this Agreement are in the currency of the United States.

1.03 Withholding Tax. Each of Buyer and the Company shall be entitled to deduct and withhold from any amounts payable under this Agreement all Taxes that Buyer or the Company may be required to deduct and withhold under any provision of applicable Law. All such withheld amounts shall be treated as delivered hereunder.

ARTICLE II.

CLOSING

2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically via e-mail and PDF exchange of signatures on the date hereof. The date on which the Closing shall occur is referred to herein as the “Closing Date.” The effective time of the Closing shall be 11:59 p.m. Eastern Time on the Closing Date.

2.02 Buyer Closing Deliveries. At the Closing, Buyer shall deliver (or cause to be executed and delivered) the following:

(a) Closing Payment. Buyer shall deliver the Purchase Price to Seller by wire transfer of immediately available funds;

(b) Buyer Consents. Buyer shall deliver all consents and approvals required for the execution, delivery and performance of this Agreement by Buyer, other than those expressly waived in writing by Seller at or prior to Closing; and

(c) Transition Services Agreement. The Transition Services Agreement (the “Transition Services Agreement”), duly executed by Buyer.

2.03 Seller Closing Deliveries. At the Closing, Seller shall deliver (or cause to be executed and delivered) the following:

(a) Seller Consents. Seller shall deliver all consents and approvals required for the execution, delivery and performance of this Agreement by the Company or Seller, other than those expressly waived in writing by Buyer at or prior to Closing;

(b) Resignation Letters. Duly executed letters of resignation from each officer and director of the Company in form and substance reasonably satisfactory to the Buyer, effective as of Closing;

(c) Good Standing Certificate. A certificate of the Secretary of State of the State of Delaware as to the good standing of the Company as of a date not earlier than ten (10) days prior to the Closing Date;

(d) Form W-9. A duly executed IRS Form W-9 from Seller;

(e) Officer’s Certificate. A certificate, dated as of the Closing Date, duly executed by an authorized officer of the Company, certifying that (i) attached thereto are true, correct, and complete copies of the Company’s organizational documents; (ii) attached thereto are true, correct, and complete copies of the resolutions duly adopted by the directors of the Company approving this Agreement and the transactions contemplated hereby, and such resolutions remain in full force and effect and have not been amended, rescinded or modified; and (iii) the Company’s officers who executed or are executing this Agreement and the other documents to be executed and delivered by the Company hereby are incumbent officers, and the signatures of such officers on this Agreement and such other documents are their genuine signatures; and

(f) Transition Services Agreement. The Transition Services Agreement, duly executed by the Company and Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller hereby makes the representations and warranties set forth in this Article III as of the Closing Date.

3.01 Authority. Seller possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. To the extent applicable, Seller’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which Seller is a party has been duly authorized. This Agreement and all other agreements or instruments contemplated hereby to which Seller is a party or by which Seller is bound, when executed and delivered by Seller in accordance with the terms hereof (assuming the due authorization, execution and delivery by the other party or parties thereto), shall each constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors rights generally and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

3.02 Absence of Conflicts. Except as set forth in Schedule 3.02 of the Disclosure Schedules, the execution, delivery or performance of this Agreement, or any other document contemplated hereunder by Seller, and the consummation by Seller of the transactions contemplated hereby or thereby (including the Pre-Closing Transfers): (a) does not and will not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) result in the creation of any Lien upon any assets of Seller (including, without limitation, upon or with respect to the Shares), in each case under the provisions of any indenture, license, mortgage, loan agreement or other agreement, instrument or Contract or any Law by which Seller or any of Seller’s assets are affected, or (b) without limiting clause (a) above, does not require any consent, approval, or authorization of any Governmental Entity or any other Person.

3.03 Ownership of Shares. As of the Closing Date, all of the Shares are owned beneficially by Seller, free and clear of all Liens. Seller is the beneficial and record owners of all right, title and interest in and to the Shares. Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any equity interests of the Company. At the Closing, Seller shall transfer to Buyer good title to all of the equity interests of the Company, free and clear of any Liens or other restrictions on transfer or options, rights of first refusal or similar rights granted in favor of any third party.

3.04 Litigation. There are no Actions, suits or Proceedings pending or, to the Knowledge of Seller, threatened against Seller, at Law or in equity, or before or by any Governmental Entity, which if determined adversely to Seller would adversely affect Seller’s performance under this Agreement or the consummation by Seller of the transactions contemplated hereby.

3.05 Broker. None of the Company, Seller nor any representatives or Affiliates of Seller, has incurred any obligation or Liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the transactions contemplated hereunder. Any fees and expenses and other obligations payable to any such broker, finder or agent in connection with or as a result of this Agreement or the transactions contemplated hereby will be borne equally between Seller, on the one hand, and Buyer on the other.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY AND

THE COFLEX BUSINESS

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated under this Agreement, each of Parent and Seller hereby makes the representations and warranties set forth in this Article IV as of the Closing Date.

4.01 Organization and Power. The Company is a corporation, validly existing and in good standing (or having comparable active status) under the Laws of the State of Delaware and is qualified to do the Coflex Business in every jurisdiction in which the nature of the Coflex Business or the ownership of its property requires it to be qualified, except where the failure to do so would not have a material adverse effect on the Coflex Business. The Company was newly formed solely for purposes of the transaction contemplated hereby and prior to formation had not previously conducted any operations. The Company has the full power necessary to own and operate its properties and carry on the Coflex Business as now conducted.

4.02 Authorization. The Company has full power and authority to execute and deliver this Agreement and all other documents contemplated hereunder to which it is a party and to perform its obligations hereunder and thereunder, and each such agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has duly approved this Agreement and all other documents contemplated hereunder to which it is a party and has duly authorized its execution, delivery and performance of this Agreement and such other documents contemplated hereunder and the performance of its obligations hereunder and thereunder. No other Proceeding or Action on the part of the Company is necessary to approve and authorize the Company’s execution and delivery of this Agreement or any other documents contemplated hereunder to which the Company is a party or the performance of its obligations hereunder or thereunder.

4.03 Capitalization; Subsidiaries. All of the issued and outstanding equity securities of the Company have been duly authorized, validly issued, and are fully paid and non-assessable and are owned by Seller. The Company does not own any stock, partnership interest, joint venture interest or other equity ownership interest in any Person. There are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of equity securities of the Company or obligating the Company to issue, grant, extend or enter obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any equity securities (or options or warrants to acquire any such equity securities) of the Company, and there are no outstanding rights to cause the Company to register its securities or which otherwise relate to the registration of any equity securities of the Company.

4.04 Absence of Conflicts. Except as disclosed on Schedule 4.04 of the Disclosure Schedules, the execution, delivery and performance of this Agreement or any other document contemplated hereunder by the Seller and the Company, and the consummation by the Seller and the Company of the transactions contemplated hereby or thereby (including the Pre-Closing Transfers) does not or will not: (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien upon any assets of the Company, or (f) require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental Entity or any other Person, in each case under the provisions of the certificate of incorporation, bylaws or resolutions of the Company or any indenture, license, mortgage, loan agreement or other agreement, instrument, Contract or any Law by which the Company or any of its assets is affected, or to which the Company or any of its respective assets is subject.

4.05 Financial Statements.

(a) The Company has provided, or caused to be provided, true and complete copies of the following (collectively, the “Financial Statements”): (i) statement of Revenues, Cost of Goods Sold and gross profit of the Coflex Business for the period of December 31, 2022 (the “Financial Statements” and each, a “Financial Statement”). Each Financial Statement is accurate and complete in all material respects, is consistent with the books and records of the Seller an its Affiliates (which, in turn, are accurate and complete in all material respects), and fairly and accurately presents the Revenues, Cost of Goods Sold and gross profit of the Coflex Business for such period.

(b) All inventory of the Company consists of a quality and quantity adequate for the conduct of the Coflex Business of the Company as currently being conducted and sold in the ordinary course of business. The total book value, as of December 31, 2022, of inventory (including both implants and instrumentation related to the Coflex Business) that has been transferred to the Company is disclosed on Schedule 4.05(b) of the Disclosure Schedules.

4.06 Real Property. The Company does not own or lease, and has never owned or leased any real property.

4.07 Contracts and Commitments.

(a) Schedule 4.07(a) of the Disclosure Schedules lists each of the Contracts that have been assigned in full or partial to the Company (with an indication of which such Contracts were partially assigned) (collectively, the “Material Contracts”).

(b) Each of the Material Contracts is valid, binding and enforceable by the Company in accordance with its terms, and shall be in full force and effect without penalty in accordance with its terms upon consummation of the transactions contemplated hereby. The Company and its Predecessors (i) have performed or is continuing to perform all material obligations required to be performed by any of them under each Material Contract and neither the Company nor its Predecessors is in breach or default thereunder, (ii) except as set forth on Schedule 4.07(b)(ii), no Material Contract is currently subject to, or, to the Knowledge of Seller, is expected to be subject to, cancellation or any other material modification by the other party thereto or is subject to any penalty, right of set off or other charge by the other party thereto for late performance or delivery, and (iii) except as set forth on Schedule 4.07(b)(iii), Seller does not have Knowledge of any breach or anticipated breach by the other parties to any Material Contract.

(c) Except for the Material Contracts and except as listed on Schedule 4.07(c) of the Disclosure Schedules, the Company is not party to, or bound by, any Contract.

4.08 Intellectual Property Rights. Except as to matters that individually or in the aggregate would not have a Material Adverse Effect:

(a) To the Knowledge of the Seller, the Company owns, or is licensed or otherwise has the right to use all Intellectual Property Rights material to the conduct of the Coflex Business as currently conducted, and all Intellectual Property Rights material to the manufacture and sale of the Coflex and Cofix products outside of the United States as currently conducted by the Parent, Seller or any of its Affiliates.

(b) Schedule 4.08 of the Disclosure Schedule sets forth a true and complete list of all issued patents, registered trademarks, registered trade names, registered service marks, registered copyrights and in each case applications therefor, and domain names and applications therefor, if any, owned by or licensed to the Company as of the date of this Agreement (“Scheduled Intellectual Property”). Except as disclosed in Schedule 4.08 of the Disclosure Schedule, and to the Knowledge of the Seller, all Scheduled Intellectual Property is subsisting, valid and enforceable, and all Scheduled Intellectual Property that are applications to registered are pending and in good standing.

(c) To the Knowledge of the Seller, neither the Company, nor its Predecessors nor any of their products or services relating to the Coflex Business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property Rights of any Person. To the Knowledge of the Seller, there is no suit, claim, action, investigation or proceeding pending or threatened with respect thereto, and neither the Company nor any of its Predecessors has been notified in writing of any possible infringement or other violation by any of them or any of their products or services related to the Coflex Business of the Intellectual Property Rights of any Person and to the Knowledge of the Seller, there is no valid basis for any such claim.

(d) To the Knowledge of the Seller, no Person or any product or service of any Person is infringing upon or otherwise violating any Intellectual Property rights of the Company or any of its Predecessors.

4.09 Governmental Licenses and Permits. Except as set forth on Schedule 4.09 of the Disclosure Schedules, the Company has obtained and holds all licenses, permits, approvals, franchises, certificates, and other authorizations issued by any Governmental Entity to or held by (or, if noted, required to be issued to or held by) the Company, (including all applications therefor and all renewals, extensions, or modifications thereof and additions thereto) (collectively, the “Permits”) that are material to the operation of the Coflex Business as conducted by Seller.

4.10 Employees.

(a) Schedule 4.10(a) of the Disclosure Schedules sets forth a true and complete list of all Identified Employees (as defined below), showing for each employee the following: (i) name; (ii) employing or contracting entity, (iii) location, (iv) status (i.e., full-time, part-time, temporary); (v) title or position; (vi) hire date; (vii) current annual base salary or hourly rate, as applicable; or (viii) commission, bonus or other incentive-based compensation. As of the date hereof, all compensation, including wages, and commissions payable to the Identified Employees for services performed on or prior to the date hereof have been paid in full or accrued and there are no outstanding agreements, understandings or commitments of the Company or Seller with respect to any compensation, commissions or bonuses, except as set forth on Schedule 4.10(a) of the Disclosure Schedules. Except as set forth in Schedule 4.10(a) of the Disclosure Schedules, the employment of each Identified Employee is “at will.”

(b) Other than the independent contractors engaged under the agreements set forth on Schedule 4.10(b) of the Disclosure Schedules, there are no independent contractors currently engaged in providing services related to the Coflex Business as of the date hereof.

(c) The Company is not party to or bound by any collective bargaining agreement or relationship with any labor organization and no labor organization has filed or made demand for recognition related to the Identified Employees.

4.11 Environmental Matters. To the Knowledge of Seller, (a) there are no Proceedings pending and served or threatened in writing against the Company or the Coflex Business alleging any violation of or Liability under any applicable Environmental Law; and (b) the Coflex Business does not include products or other items containing any Hazardous Materials, in each case so as to give rise to any material liabilities under applicable Environmental Laws.

4.12 Customers and Suppliers. Schedule 4.12 of the Disclosure Schedules sets forth the names of the fifteen (15) largest customers and fifteen (15) largest suppliers of the Coflex Business, each as measured by dollar value for the year ended December 31, 2022. None of the customers or suppliers listed on Schedule 4.12 of the Disclosure Schedules has notified the Company or any of its Predecessors that it is (a) canceling or terminating its relationship with the Company or the Coflex Business or (b) to the Knowledge of Seller, considering or intends, anticipates or otherwise expects to stop, decrease its normal volume of, or change, adjust, alter or otherwise modify any of the material terms (whether related to payment, price or otherwise) with respect to purchasing or providing materials, products or services from or to the Company or the Coflex Business, as applicable. In addition to the foregoing, neither the Company nor any of its Predecessors has received any indication, and Seller does not have any Knowledge, that any suppliers listed on Schedule 4.12 of the Disclosure Schedules (i) plan or have threatened to stop or materially decrease the amount of business conducted with, or increased the prices to, the Company or the Coflex Business or (ii) have requested or received any material increases, or that there is any intention or plan to provide any material increases, in the prices charged to the Company or the Coflex Business that are or would be inconsistent with the terms of existing supply contracts with the Company or the Coflex Business.

4.13 Distributors. Schedule 4.13 of the Disclosure Schedules sets forth the names of the 50 largest distributors for the Coflex Business, each as measured by dollar value for the year ended December 31, 2022, the annual dollar amount for each such distributor. Neither the Company nor any of its Predecessors has received any indication, and Seller does not have any Knowledge, that any distributors listed on Schedule 4.13 of the Disclosure Schedules (i) plan or have threatened to stop or materially decrease the amount of business conducted with, or seek to decrease the prices paid to, the Company or the Coflex Business or (ii) have requested or received any material decrease, or that there is any intention or plan to provide any material decreases, in the prices paid to the Company or the Coflex Business that are or would be inconsistent with the terms of existing distributor contracts with the Company or the Coflex Business

4.14 Bank Accounts. The Company does not have any nor does it maintain any safe deposit boxes, lock boxes or checking, savings, custodial or other accounts at any banks, trust companies, savings and loan associations and other financial institutions.

4.15 Litigation. There is no private or governmental Proceeding pending or to the Knowledge of Seller, threatened by or against the Company, the Coflex Business any of its properties or any of its officers or directors (in his or her capacity as such).

4.16 Books and Records. The books of account and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects, represent actual, bona fide transactions related to the Coflex Business, and have been maintained in accordance with sound business practices.

4.17 Absence of Liabilities. The Company does not have any Indebtedness or other Liabilities, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, except the executory obligations under contracts to which the Company is a party that arise in the ordinary course of conduct (excluding liabilities for breach, indemnification obligations that have been triggered, non-performance, default, tort or infringement or violation of law).

4.18 Sufficiency of Assets. Except as disclosed on Schedule 4.18 of the Disclosure Schedules, the Company’s assets and rights include (a) all of the material assets (whether tangible or intangible) and rights of Seller or any of its Affiliates that were primarily used in the conduct of the Coflex Business and (b) all of the material assets (whether tangible or intangible) and rights necessary for continued conduct of the Coflex Business as currently conducted, and all of such asset of the Company are free and clear of Liens (other than any Permitted Liens), right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind.

4.19 Compliance with Applicable Laws. The Company is and, since inception, has been in compliance in all material respects with all Applicable Laws and Privacy Policies.

4.20 Product Liability. Except as disclosed on Schedule 4.20 of the Disclosure Schedules, there are no Proceedings pending, or, to the Knowledge of the Company, threatened, against or relating to the Company, any of its Predecessors or the Coflex Business (a) arising from complaints, allegations or Proceedings relating to any injury to person or property or as a result of ownership, possession, provision or use of any of the products that were manufactured, distributed, labeled, packaged, marketed or sold in the conduct of the Coflex Business or (b) relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to such products, nor have there been any such Proceedings since January 1, 2020.

4.21 Pre-Closing Transfers. Seller did not transfer any assets to the Company for the purpose of defrauding any creditor of Seller or any of its Affiliates, nor to the Knowledge of Seller, did the Pre-Closing Transfers constitute a fraudulent conveyance under any Law or give rise to any bona fide claim in any material respect against Seller or any of its Affiliates. Seller has provided Buyer with correct and complete copy of the Contribution Agreement, including each of the schedules to such agreement, related to the Pre-Closing Transfers.

4.22 Brokers’ and Finders’ Fees. Except as set forth on Schedule 4.22 of the Disclosure Schedules, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Company in connection with this Agreement or any transaction contemplated hereby.

4.23 Disclosure. To the Knowledge of Seller, neither this Agreement nor any other agreement or document delivered by Seller hereunder (including the representations and warranties contained herein and therein), nor any of the schedules, exhibits or certificates to be delivered in connection herewith or therewith, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company and Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer makes the representations and warranties set forth in this Article V as of the Closing Date.

5.01 Organization and Power. Buyer is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents contemplated hereunder to which Buyer is a party.

5.02 Authorization. No other proceedings or actions on the part of Buyer are necessary to approve and authorize Buyer’s execution and delivery of this Agreement or any other document contemplated hereunder to which Buyer is a party or the performance of Buyer’s obligations hereunder or thereunder. This Agreement constitutes, and each of the other documents contemplated hereunder to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other Laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

5.03 Absence of Conflicts. Neither the execution, delivery or performance of this Agreement or any other document contemplated hereunder by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby does or will: (a) conflict with or result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person, in each case under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or by which it or any of its assets are affected, or any Law to which Buyer is subject.

5.04 Litigation: Observance of Orders. There is no Action, suit or Proceeding pending or, to the Knowledge of Buyer, threatened against or affecting Buyer in any court, before an arbitrator or before or by any Governmental Entity, which involves the possibility of materially and adversely affecting the transactions contemplated by this Agreement or which would question or impair the validity or enforceability of, or the ability of Buyer to perform its obligations under, this Agreement or any other agreement or instrument contemplated hereby. No order of any Governmental Entity or arbitrator has been issued against or binds Buyer which could impair Buyer’s ability to perform its obligations hereunder.

5.05 Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from Buyer in connection with this Agreement or any transaction contemplated hereby.

5.06 Securities Act. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933 or any applicable state or foreign securities Law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities Laws and regulations as applicable.

ARTICLE VI.

COVENANTS

6.01 Non-Competition.

(a) Non-Competition. In consideration of the transactions contemplated hereby, Seller agrees that during the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the date hereof (the “Restricted Period”), Seller shall not and shall cause its Affiliates not to, within or with respect to the geographical area of the United States of America (the “Restricted

Area”), during the Restricted Period, directly or indirectly own, operate, lease, manage, control, participate in, consult with, advise, permit Seller’s name to be used by, provide services for, or in any manner engage in the Coflex Business, as such business is conducted as of the Closing Date. For the avoidance of doubt, Buyer agrees and acknowledges that (i) the business conducted by Parent and its Affiliates of selling and distributing the Coflex and Cofix products outside the United States as such business is currently conducted and (ii) the manufacture, sale, marketing and distribution of the products currently being sold by Parent and its Affiliates as such products are currently designed and sold, in each case does not compete with the Coflex Business. Seller additionally agrees that during the Restricted Period, Seller shall not and shall cause its Affiliates not to solicit any Identified Employees, as defined in Section 6.03.

(b) Remedy for Seller Breach. Seller acknowledges and agrees that in the event of a breach by Seller of any of the provisions of this Section 6.01, monetary damages may be inadequate and Buyer may have no adequate remedy at Law. Accordingly, in the event of any such breach, Buyer and its successors or assigns may seek, in addition to any other rights and remedies existing in their favor, to enforce their rights and Seller’s obligations hereunder by an action or actions for specific performance, injunctive and/or other relief.

6.02 Release.

(a) Seller on behalf of itself, and including its Affiliates, executors, personal representatives, successors and assigns (collectively, the “Seller Releasing Parties”), releases Buyer, the Company and its Predecessors and their respective Affiliates, officers, directors, members, stockholders, members and employees (collectively, the “Buyer Released Parties”) from any and all Actions, causes of action, cross-claims, counter-claims, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or Liabilities of any nature whatsoever in Law and in equity, both past and present (for all points in time through the date of this Agreement) and whether known or unknown, suspected, or claimed against any of its, his or her Buyer Released Parties which such Seller Releasing Party, or any officer, director, manager, trustee, successor or assign of such Seller Releasing Party, has or may have, which arise out of or are connected with the Company, Buyer, any Affiliate of the Company or Buyer, or any predecessor thereto, whether arising under any federal, state or local civil or human rights Law, or under any other local, state, or federal Law, regulation or ordinance, or under any public policy, contract or tort, or under common Law; or any claim for breach of contract, infliction of emotional distress, defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as such Seller Releasing Party’s “Seller Released Claims”), provided that the foregoing shall not release any claim arising out of this Agreement or pursuant to any document executed or delivered pursuant hereto, nor shall it constitute a release of any claim arising out of any future act or omission of any Buyer Released Party.

(b) Buyer on behalf of itself, and including its Affiliates, executors, personal representatives, successors and assigns (collectively, the “Buyer Releasing Parties”), releases Seller and its Predecessors and their respective Affiliates, officers, directors, members, stockholders, members and employees (collectively, the “Seller Released Parties”) from any and all Actions, causes of action, cross-claims, counter-claims, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or Liabilities of any nature whatsoever in Law and in equity, both past and present (for all points in time through the date of this Agreement) and whether known or unknown, suspected, or claimed against any of its, his or her Seller Released Parties which such Buyer Releasing Party, or any officer, director, manager, trustee, successor or assign of such Buyer Releasing Party, has or may have, which arise out of or are connected with the Seller, any Affiliate of the Seller, or any predecessor thereto, whether arising under any federal, state or local civil or human rights Law, or under any other local, state, or federal Law, regulation or ordinance, or under any public policy, contract or tort, or under common Law; or any claim for breach of contract, infliction of emotional distress, defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as such Buyer Releasing Party’s “Buyer Released Claims”), provided that the foregoing shall not release any claim arising out of this Agreement or pursuant to any document executed or delivered pursuant hereto, nor shall it constitute a release of any claim arising out of any future act or omission of any Seller Released Party.

(c) Each Buyer Releasing Party or Seller Releasing Party (collectively, a “Releasing Party”), as applicable, represents that he, she or it has made no assignment or transfer of any Released Claim. Each such Releasing Party acknowledges and intends that his, her or its execution and delivery of this release shall be effective as a bar to each and every one of the Released Claims, and expressly consents and agrees that this release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Released Claims), if any, as well as those relating to any other Released Claims hereinabove mentioned or implied.

(d) Each Releasing Party agrees that if he, she or it violates any provision of this Section 6.02, such Releasing Party will pay all costs and expenses of defending against any related or resulting suit or other Proceeding incurred by his, her or its Released Parties, including reasonable attorneys’ fees.

6.03 Employees. Buyer agrees to make an offer of employment as soon as practicable after the Closing to the employees as identified on Schedule 6.03 hereto (the “Identified Employees”). Seller will (i) cooperate with Buyer in all respects with respect to and not discourage any employee from accepting Buyer’s offer of employment to the Identified Employees; (ii) not solicit or make any counter offer to retain any of the Identified Employees; (iii) assign to Buyer and refrain from enforcing any confidentiality, non-competition or similar restrictive agreements against any Identified Employees related to the Coflex Business that it may have in place with Identified Employees who accept Buyer’s offer of employment; and (iv) pay to each Identified Employee who accepts Buyer’s offer of employment (A) all accrued but unused vacation time (where applicable) and all other wages or compensation through the Closing Date as required by applicable Law and (B) a pro rata amount through the Closing Date of any short term incentive bonus or commission for all periods prior to and up to the Closing Date to which such Identified Employees would otherwise have become entitled to receive, in accordance with Seller’s existing policies and programs, but for the fact that they were not Employees of Seller or its Affiliates as of the end of any such period. Except for successor COBRA obligations, Buyer will have no liability or obligation of any nature under this Agreement or in connection with the transactions contemplated hereby with respect to any liabilities owed to Identified Employees prior to the Closing Date nor to any current or former employees of Seller or its Affiliates who are not Identified Employees or any Identified Employees who do not accept Buyer’s offer of employment. Seller will have no liability or obligation of any nature under this Agreement or in connection with the transactions contemplated hereby with respect to any liabilities that become owing to Identified Employee on or after the Closing Date, unless otherwise agreed and specified in the Transition Services Agreement.

ARTICLE VII.

TAX MATTERS

7.01 Tax Matters. The following provisions will govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

(a) Seller shall be responsible for: (i) any Tax imposed on or relating to the Company with respect to any Pre-Closing Tax Period; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract, pursuant to any Law, rule, or regulation which Taxes relate to an event or transaction occurring before the Closing; (iv) the costs of preparing, amending, and/or defending any Tax Return of the Company for a Pre-Closing Tax Period; or (v) any and all employment Taxes imposed on the Company with respect to payments made under this Agreement. To the extent that the Company has, prior to Closing, paid or prepaid any Tax, and the Company or Buyer receives a cash Tax refund (or claims a credit in lieu of a cash Tax refund) as a result of such pre-Closing payment by the Company, the amount of the Tax refund or credit that is attributable to any Tax paid or prepaid by the Company for any Pre-Closing Tax Period shall be reimbursed by Buyer to Seller, within ten (10) days after the Tax Return reflecting the amount of such refund or credit is filed by the Company or Buyer, net of (1) Taxes payable by the Buyer, the Company, or their Affiliates in obtaining such refund or credit, (2) any reasonable out-of-pocket costs associated in obtaining such refund or credit, and (3) amounts required to be withheld on such payment to Seller. If there is a subsequent reduction by the applicable taxing authority of any amounts with respect to which a payment has been made to Seller pursuant to this Section 7.01(a), then Seller will pay Buyer an amount equal to such reduction plus any interest or penalties imposed by the taxing authority with respect to such reduction.

(b) Payments; Survival; Limitations. Seller shall pay in full any amount due under Section 7.01(a) and/or Section 7.01(d) to Buyer in immediately available funds at least five (5) business days before the due date of the Taxes to which such payment relates (or if such Taxes are past-due, then within ten (10) business days of Buyer’s demand for such payment).

(c) Straddle Period. For purposes of this Agreement, in the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, sales, withholding, payroll, or receipts of the Company for the Straddle Period which relates to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period that occur on or before the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(d) Responsibility for Filing Tax Returns. Seller shall (i) prepare and timely file, or cause to be prepared and timely filed, when due all IRS Forms (and any comparable state or local Tax Return) for the Company for taxable periods ending on or before the Closing Date (the “Seller Returns”) and (ii) pay all Taxes shown as due thereon no later the due date of such Tax Returns as finally determined under this Agreement. All such Seller Returns shall be prepared consistent with past practice to the extent permitted by applicable Law. Seller shall provide to Buyer a draft of each such Seller Return prior to the due date of such Seller Return so as to provide a reasonable time for Buyer to review and comment on each such Seller Return. Buyer will prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Company that are filed after the Closing Date. Prior to filing any such income Tax Return that includes a Straddle Period or that includes a refund or credit for Taxes that were paid or prepaid by the Company prior to Closing, (the “Buyer Returns”), Buyer will permit Seller a reasonable time to review and comment on each such Buyer Return. Seller shall pay to Buyer the amount of any Taxes due with or in respect of any such Buyer Return, as computed pursuant to Section 7.01(c), in accordance with Section 7.01(b) as finally determined under this Agreement.

(e) Cooperation on Tax Matters. Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, determining a Liability for Taxes or in conducting any audit or other Proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Seller shall turn over to Buyer copies of all Tax Returns of the Company for the last six (6) years, and the related schedules and work papers, and all material records and other material documents in its possession, relating to Taxes of the Company. Seller may retain copies of the Tax Returns and records that are provided to Buyer.

(f) Tax Sharing Agreements. All Tax sharing agreements or similar agreements and powers of attorney with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(g) Certain Taxes and Fees. All transfer, documentary, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller shall, at their own expense, file all necessary Tax Returns and other documentation with respect to the Taxes, fees and charges described in this paragraph. If as a result of Buyer’s treating the transactions hereunder as the purchase of assets for Tax purposes any sales or use Taxes are payable on the transaction, Buyer shall timely pay all such sales and use Taxes.

ARTICLE VIII.

MISCELLANEOUS

8.01 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided, that any such amendment or waiver shall be binding upon Buyer, Seller and the Company only if set forth in a writing executed by said parties and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon the parties only if set forth in a writing executed by the parties and referring specifically to the provision alleged to have been amended or waived.

8.02 Notices All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via email to the email address set out below, (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Seller:	Notices to Buyer:

Surgalign Spine Technologies, Inc. 520 Lake Cook Road, Suite 315 Deerfield, Illinois 60015 Attention: Paolo G. Amoruso Email: pamoruso@surgalign.com	Xtant Medical Holdings, Inc. 664 Cruiser Lane Belgrade, Montana Attention: Sean Browne Email: sbrowne@extantmedical.com

with a copy to: (which shall not constitute notice): DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121 Attention: Larry Nishnick Email: Larry.Nishnick@us.dlapiper.com	with a copy to: (which shall not constitute notice): Fox Rothschild LLP 33 South 6th Street, Suite 3600 Minneapolis, MN 55402 Attention: Thomas Letscher Email: tletscher@foxrothschild.com

8.03 Expenses. The parties will bear their own respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the transactions contemplated hereunder. Any additional expenses will be addressed in the Transition Services Agreement.

8.04 Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or the Company without the prior written consent of Buyer and no obligation of Buyer may be assigned or delegated without the prior written consent of Seller, and no such assignment shall relieve the Buyer from any of its obligations hereunder, except that Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Company or its business in any form of transaction without the consent of Seller, and Buyer may assign any or all of its rights pursuant to this Agreement to any of its respective lenders as collateral security without the consent of Seller.

8.05 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, operative and enforceable. Upon any such determination that any term or other provision is illegal, invalid or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

8.06 Further Assurances. The parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things as a party may request for the purpose of carrying out the intent of this Agreement, the transactions contemplated hereunder, and the documents to be delivered pursuant to this Agreement.

8.07 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

8.08 Counterparts; Electronic Signatures. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement and any other documents to be executed in connection herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or PDF email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, electronic mail or PDF email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, electronic mail or PDF email as a defense to the formation of a contract and each such party forever waives any such defense.

8.09 Governing Law; Waiver of Jury Trial; Venue. The Laws of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each party to this Agreement hereby waives all rights to trial by jury in any proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, or related or incidental to this Agreement and the contemplated transactions. Each of the parties hereto agrees that any Proceeding arising out of or relating to this Agreement shall be heard and determined exclusively in the applicable federal or state court located in Wilmington, Delaware. Each party hereto also agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Nothing in this Section 8.09, however, shall affect the right of any party to serve legal process in any other manner permitted by applicable Law. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by applicable Law.

8.10 No Third Party Beneficiaries. Other than the parties and their permitted assigns, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a party to the Agreement.

8.11 Disclosure Schedules. The schedules referenced herein the (“Disclosure Schedules”) have been arranged, for purposes of convenience only, as separate parts corresponding to the sections of ARTICLE III and ARTICLE IV of this Agreement. Any information set forth in any part of the Disclosure Schedules will be deemed to be disclosed and incorporated by reference in each of the other parts of each such Schedule to the extent its applicability to such other Schedule is reasonably apparent on its face (whether or not specific cross-references are made), and will be deemed to qualify and limit all representations and warranties of the Seller and Parent set forth in this Agreement. No reference to or disclosure to any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter is material (nor will it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein will be deemed to be an admission by any part to this Agreement to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Seller and Parent contained in this Agreement and will not (and will not be construed to) expand or increase any of the representations, warranties, or covenants of Seller and Parent. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of similar nature.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Equity Purchase Agreement to be executed as of the date first written above.

BUYER:

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean Browne
Name:	Sean Browne
Title:	CEO

[Signature Page to Equity Purchase Agreement]

SELLER:

SURGALIGN SPINE TECHNOLOGIES, INC.

By:	/s/ Terry Rich
Name:	Terry Rich
Title:	CEO

COMPANY:

SURGALIGN SPV, INC.

By:	/s/ Terry Rich
Name:	Terry Rich
Title:	CEO

PARENT:

SURGALIGN HOLDINGS, INC.

By:	/s/ Terry Rich
Name:	Terry Rich
Title:	CEO

[Signature Page to Equity Purchase Agreement]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Adjustment Time” means 11:59 p.m. (New York, New York time) on the date immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person.

“Agreement” has the meaning set forth in the preamble.

“Buyer” has the meaning set forth in the preamble.

“Buyer Released Claims” has the meaning set forth in Section 6.02(a).

“Buyer Released Parties” has the meaning set forth in Section 6.02(a).

“Buyer Returns” has the meaning set forth in Section 7.01(d).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and any reference to any particular Code Section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code Section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Coflex Business” means the business related to the design, manufacture, sale and distribution of the Coflex and Cofix products in the United States, as conducted by Seller and its Affiliates as of the Closing Date.

“Company” has the meaning set forth in the preamble.

“Confidential Information” means any information that has value to the Company and is not generally known to its competitors, including client lists and information, design details, technical information and specifications, marketing techniques, plans and procedures, instruction manuals, know-how, trade secrets, information concerning market conditions, marketing and business information generally, scientific information, financial information, price policies and other material of whatever description regarding the products, services, affairs, businesses or method of carrying on business of the

Company; provided, however, that Confidential Information shall not include information that (i) is generally available to and known by the public through no fault of Seller, any of their Affiliates or respective representatives; (ii) is lawfully acquired by Seller, any of their Affiliates or respective representatives from and after the Closing from sources who are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is required to be disclosed by applicable Laws or in connection with the filing or returns or reports to a Governmental Entity.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, arrangement, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its affiliates or by which its or their assets or properties are subject.

“Contribution Agreement” means the Contribution Agreement dated as of February 28, 2023 (this by and between the Company, Seller Paradigm Spine and Paradigm Spine Gmbh.

“Disclosure Schedules” has the meaning set forth in Section 8.11.

“Environmental Law” means any statute, rule, regulation, ordinance, order, decree or determination of a Governmental Entity (or any similar provisions having the force and effect of Law), and all common law in any way relating to pollution, protection of the environment, public or worker health or safety, or natural resources.

“Financial Statements” has the meaning set forth in Section 4.05.

“Governmental Entity” means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any foreign government or any state, municipality or other political subdivision in or of any of the foregoing (whether now or hereafter constituted and/or existing) and any court, agency, instrumentality, regulatory commission or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Material” shall mean any substance, waste or material that is listed or defined under, regulated by or may reasonably give rise to standards of conduct or Liability pursuant to any applicable Environmental Laws, including petroleum or petroleum by-products, asbestos, polychlorinated biphenyls, noise, odor, mold or radiation.

“Identified Employee” has the meaning set forth in Section 6.03.

“Indebtedness” of any Person, means, without duplication, the sum of (i) all obligations of such Person for borrowed money and any accrued interest, prepayment premiums, or other obligations related thereto, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or similar instruments, (iii) all obligations of such Person under conditional sale or title retention agreements relating to any property or assets purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price for property or services (other than trade accounts payable), including, without limitation, any earn-out or similar payment obligations, (v) all obligations of such Person as lessee under any capital leases, (vi) all obligations of such Person under any interest rate swap agreements or interest rate hedge agreements, (vii) obligations, whether contingent or liquidated, in respect of letters of credit (including standby and commercial), bankers’ and similar instruments, (viii) all deferred capital expenditures, (ix) all liabilities and other amounts owed by the Company to any Seller or any of Seller’s Affiliates (other than pursuant to the terms of this Agreement), (x) subject to clause (v) above, all obligations secured by a Lien on any assets of the Company other than Permitted Liens, (xi) all negative cash or overdraft balances, (xii) (A) all Taxes of such Person for all Pre-Closing Tax Periods (whether or not such amounts are due on or prior to the Closing Date), which amount shall not (1) be less than zero in any jurisdiction or for any particular Tax, (2) include any deferred Tax assets or liabilities, and (3) include Tax refunds and (B) all Taxes of the Company for Pre-Closing Tax Periods that are deferred pursuant to Section 2302 of the CARES Act, (xiii) all liabilities or obligations for, or with respect to, any performance or accrued bonuses or commissions (including the employer’s portion of any employment Taxes associated therewith), not paid/satisfied prior to the Closing Date, payable to any employee of the Company (and the employer’s share of payroll Taxes attributable thereto), (xiv) all customer deposits and deferred revenue; (xv) all accounts payable past due by ninety (90) days or more; (xvi) any off-balance sheet liabilities or capital leases; (xvii) all liabilities arising from accrued and unpaid interest, fees and prepayment premiums or penalties, and debt breakage costs payable with respect to any indebtedness of a type described in the foregoing clauses; and (xviii) any obligation of such Person, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any of the foregoing.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) social media accounts and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including inventions, ideas, formulae, compositions, combinations, recipes, ingredient combinations, delivery methods, know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software and software systems (including data, source code and object code, databases and related documentation); and (vii) all other intellectual property and proprietary rights.

“Knowledge of the Seller”, “Seller’s Knowledge” or similar terms means the actual knowledge of a particular fact or other matter by any of Terry Rich, David Lyle, Paolo Amoruso, Jennifer Russell, Chris Thunander, Albert Lee or Jeremy Markovich.

“Law” means all federal, state, local and foreign laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes or Indebtedness.

“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien (whether voluntary, involuntary, statutory, or other), option, pledge, hypothecation, preference, priority, security interest, mortgage, right of way, easement, encroachment, servitude, conditional sale or other title retention arrangement, security or other deposits, right of first option, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Material Contract” has the meaning set forth in Section 4.07(a).

“Neutral Accountant” has the meaning set forth in Section 7.01(i).

“Parent” has the meaning set forth in the preamble.

“Permits” has the meaning set forth in Section 4.10.

“Permitted Lien” means (a) liens for Taxes not yet delinquent as of the Closing Date, (b) liens for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been accrued by the Company on its Financial Statements, (c) Liens in favor of mechanics, materialmen, carriers, repairers and other similar Liens arising or incurred in the Ordinary Course of Business or that are not yet due and payable or that are being contested in good faith and for which appropriate reserves have been accrued by the Company on its Financial, (d) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having competent jurisdiction over the Leased Real Property that are not violated by the Company’s current use and operation of the Leased Real Property, (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used by the Company in connection with the Coflex Business and (f) non-exclusive licenses to Intellectual Property granted in the ordinary course of business consistent with past practice.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any Governmental Entity or any similar entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Transfers” has the meaning set forth in the Recitals.

“Predecessors” shall mean Parent, Seller and any of its Affiliates to the extent related to the Coflex Business.

“Privacy Policies” means all policies relating to personal, personally-identifiable, sensitive or regulated information or the operation or security of any information technology assets.

“Proceeding” means any Action, suit, claim, demand, summons, citations or subpoena, audit, hearing, public meeting or inquiry of any kind or nature whatsoever, civil, criminal, administrative, regulatory or otherwise, at Law or in equity, whether or not such matter is before a Governmental Entity or any other Person.

“Purchase Price” has the meaning set forth in Section 1.02(a).

“Releasing Parties” has the meaning set forth in Section 6.02(c).

“Restricted Area” has the meaning set forth in Section 6.01(a).

“Restricted Period” has the meaning set forth in Section 6.01(a).

“Revenue” means, for any measurement period, the gross revenue earned and actually recognized by the Company during such period.

“Scheduled Intellectual Property” has the meaning set forth in Section 4.08(b).

“Seller” has the meaning set forth in the preamble.

“Seller Released Claims” has the meaning set forth in Section 6.02(a).

“Seller Released Parties” has the meaning set forth in Section 6.02(a).

“Seller Returns” has the meaning set forth in Section 7.01(d).

“Shares” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 7.01(c).

“Subsidiaries” means with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, escheat, unclaimed property, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Code), customs, duty, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other tax assessment, fees, levy or other charge of any kind whatever imposed by any Governmental Entity, whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition arising as a result of being or having been a member of a relevant group and (iii) any Liability for or in respect of the payment of any amount of a type described in clause (i) or (ii) of this definition as a transferee or successor, by Contract or otherwise.

“Tax Contest” has the meaning set forth in Section 7.01(h).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Law relating to any Taxes.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.